UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2016

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 11, 2016, Oncothyreon Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with each of BVF Partners L.P. (“BVF Partners”), Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P., BVF Partners OS Ltd. and BVF Inc. (collectively, “BVF”), which have combined voting power over approximately 19.8% of the outstanding shares of the Company’s common stock. Under the Letter Agreement, the Company agreed that the Corporate Governance and Nominating Committee of the Company’s Board of Directors (the “Board”) will recommend for election and the Board agreed to nominate for election up to two (2) individuals designated by BVF for nomination to the Board (each individual, a “Designee”).

Under the Letter Agreement, the Company agreed to appoint one Designee to fill an existing vacancy on the Board, as a Class I director with a term expiring at the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”). On January 9, 2016, the Board approved such appointment, appointing Mark Lampert, President of BVF Partners to the Board, effective upon execution of the Letter Agreement.

Under the Letter Agreement, the Company also agreed to appoint Dr. Gwen Fyfe, M.D., to fill a newly created vacancy on the Board, as a Class III Director with a term expiring at the 2016 annual meeting of the Company’s stockholders (the “2016 Annual Meeting”). In the event that Dr. Fyfe is unwilling or unable to serve on the Board, the Company agreed to appoint an additional BVF Designee to fill such vacancy, with a term expiring at the 2016 Annual Meeting. On January 9, 2016, the Board approved such appointment, appointing Dr. Fyfe to the Board, effective upon execution of the Letter Agreement.

Under the Letter Agreement, BVF has agreed to certain standstill restrictions until the expiration of the Letter Agreement. These standstill restrictions include not (i) initiating or publicly supporting any proposal or indication of interest for, or offer with respect to the recapitalization, reorganization or liquidation of the Company; (ii) seeking or proposing to influence, advise, change or control the management, the Board, governing instruments or policies or affairs of the Company; (iii) submitting any stockholder proposal (pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”)) or any notice of nomination or other business for consideration, or nominating any candidate for election to the Board, except as permitted under the Letter Agreement; (iv) publicly seeking election of or publicly seeking to place a director on the Board, or publicly seeking the removal of any director of the Company; (v) forming or joining a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the common stock of the Company; or (vi) acquiring, or offering to acquire securities of the Company that would result in BVF beneficially owning more than 19.9% of the outstanding common stock of the Company.

The foregoing description of the terms and conditions of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase of Board Size and Election of Directors

In addition to the appointments described in Item 1.01 above, which disclosure is incorporated into this Item 5.02 by reference, on January 11, 2016 the Board decreased the size of the Board from seven (7) to six (6) members in order to eliminate an existing Class II vacancy on the Board. The Board then subsequently increased the size of the Board from six (6) to seven (7) members, adding one Class I vacancy to the Board.

The Board appointed Mr. Lampert as a member of the Board as a Class I director, for a term expiring at the 2017 Annual Meeting and Dr. Fyfe as a member of the Board as a Class III director, for a term expiring at the 2016 Annual Meeting, each effective upon execution of the Letter Agreement. Mr. Lampert is an affiliate of BVF Partners and its related affiliates, and such entities have combined voting power over approximately 19.8% of the outstanding shares of the Company’s common stock. On February 6, 2015, affiliates of BVF Partners purchased 1,333 shares of Series B Convertible Preferred Stock of the Company at a price of $1,500.00 per share.

In accordance with the Company’s existing compensation policy with respect to annual cash fees for non-employee directors, Dr. Fyfe will receive an annual cash fee of $50,000, which will be prorated during 2016. Mr. Lampert has waived his annual cash fee of $50,000. The Company also intends to enter into its standard form of indemnification agreement with Mr. Lampert and Dr. Fyfe. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-4 (File No. 333-145995), originally filed with the Securities and Exchange Commission on September 12, 2007, as subsequently amended.

A copy of a press release, dated January 11, 2016, announcing the appointment of Mr. Lampert and Dr. Fyfe to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Departure of Chief Executive Officer

On January 11, 2016, Dr. Robert Kirkman, M.D., President and Chief Executive Officer of the Company and member of the Board, informed the Board of his intention to resign from his roles at the Company, effective as of January 11, 2016 (the “Effective Date”), and the independent members of the Board approved Dr. Christopher Henney, Ph.D., as Interim Chief Executive Officer and President of the Company. The Company has begun a search for a replacement for Dr. Kirkman and the Board has established a new committee to oversee a search to identify a new President and Chief Executive Officer of the Company, which Committee consists of Dr. Ted Love, M.D., Steven James and Mark Lampert.

In connection with the resignation, Dr. Kirkman and the Company entered into a Retirement and Separation Agreement (the “Separation Agreement”), effective as of January 11, 2016. Under the terms of the Amendment and Separation Agreement, Dr. Kirkman is entitled to receive the following severance and benefits:

•	accrued compensation, including (i) earned salary, (ii) any earned bonus that would have been paid to Dr. Kirkman with respect to fiscal year 2015, (iii) any accrued, but unused vacation, and (iv) reimbursement of outstanding expenses;

•	a cash payment equal to $1,620,000, payable in one lump sum following the Effective Date;

•	full acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options held by Dr. Kirkman; and

•	100% of the COBRA premium which would otherwise be due under the Company’s group health plan through December 31, 2016.

The foregoing description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference. A copy of a press release, dated January 11, 2016, announcing Dr. Kirkman’s resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Appointment of Dr. Christopher Henney as Interim President and Chief Executive Officer

In connection with Dr. Kirkman’s resignation, the Board appointed Dr. Christopher Henney, Ph.D. as the Company’s Interim President and Chief Executive Officer effective January 11, 2016. Dr. Henney, who is 74 years old, has served as the chairman of the Board since September 2006 and as a member of the Board since March 2005. Dr. Henney is also a member of the Company’s Compensation Committee and Corporate Governance and Nominating Committees. Dr. Henney currently serves as vice-chairman of the board of directors of Cyclacel Pharmaceuticals, Inc., a development-stage biopharmaceuticals company, chairman of the board of directors of Anthera Pharmaceuticals, Inc., a biopharmaceutical company and as a member of the board of directors of Prothena Corporation plc, a biotechnology company. Dr. Henney has extensive experience working with biotechnology companies from founding until late stage clinical development of their product candidates. There are no family relationships between Dr. Henney and any director or executive officer of the Company. There is no arrangement or understanding between Dr. Henney and any other person pursuant to which Dr. Henney was selected as President and Chief Executive Officer. There are no transactions involving Dr. Henney requiring disclosure under Item 404(a) of Regulation S-K.

A copy of a press release, dated January 11, 2016, announcing the appointment of Dr. Henney as Interim President and Chief Executive Officer of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Retention Payment Plan

On January 9, 2016, the Company adopted a Retention Payment Plan, effective as of January 11, 2016 (the “Retention Plan”), to provide cash retention payments to certain employees of the Company in order to induce such employees to remain employed by the Company through January 10, 2017 (the “Retention Date”). Any employee who participates in the Retention Plan and (i) remains continuously employed by the Company through the Retention Date or (ii) has been terminated by the Company other than for cause prior to the Retention Date, shall be paid a lump-sum cash payment as determined on an individual basis. If such employee terminates service for any reason other than termination of employment by the Company without cause prior to the Retention Date, no such payments shall be made.

For purposes of the Retention Plan, “cause” means (i) failure or refusal by such employee to substantially perform his or her duties with the Company (except where the failure results from incapacity due to disability); or (ii) severe misconduct or activity deemed detrimental to the interests of the Company, as further described in the Retention Plan.

The foregoing description of the terms and conditions of the Retention Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Retention Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, by and among Oncothyreon Inc., BVF Partners L.P., Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P., BVF Partners OS Ltd. and BVF Inc., dated January 11, 2016.

10.2	Retirement and Separation Agreement, by and between Oncothyreon Inc. and Robert Kirkman, effective as of January 11, 2016.

10.3	Oncothyreon Inc. Retention Payment Plan

99.1	Press Release issued by Oncothyreon Inc. dated January 11, 2016, announcing the election of Mr. Lampert and Dr. Fyfe to the Board, the retirement of Dr. Kirkman and appointment of Dr. Henney as Interim President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Dr. Christopher Henney, Ph.D.
Dr. Christopher Henney, Ph.D.
Chairman of the Board of Directors

Date: January 11, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, by and among Oncothyreon Inc., BVF Partners L.P., Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P., BVF Partners OS Ltd. and BVF Inc., dated January 11, 2016.

10.2	Retirement and Separation Agreement, by and between Oncothyreon Inc. and Robert Kirkman, effective as of January 11, 2016.

10.3	Oncothyreon Inc. Retention Payment Plan

99.1	Press Release issued by Oncothyreon Inc. dated January 11, 2016, announcing the election of Mr. Lampert and Dr. Fyfe to the Board, the retirement of Dr. Kirkman and appointment of Dr. Henney as Interim President and Chief Executive Officer.